Exhibit 10.6

COMVERSE, INC.

2012 STOCK INCENTIVE COMPENSATION PLAN

DEFERRED STOCK AWARD AGREEMENT

THIS DEFERRED STOCK UNIT AWARD AGREEMENT (this “Award Agreement”) is made effective from and after the date of grant as specified in the Electronic Grant Acceptance Web Page (the “Date of Grant”) by and between Comverse, Inc., a Delaware corporation (with any successor, the “Company”), and the person to whom the Electronic Grant Acceptance Web Page (the “Notice of Grant”) is addressed (the “Participant”).

SECTION 1. GRANT OF DEFERRED STOCK UNITS.

(a) Award. On the terms and conditions set forth in this Agreement, the Company granted to the Participant a total number Deferred Stock Units as set forth on the Notice of Grant (the “Granted Units”) on the date set forth on the Notice of Grant (the “Grant Date”).

(b) Shareholder Rights. The Participant (or any successor in interest) shall not have any of the rights of a shareholder (including, without limitation, voting, dividend and liquidation rights) with respect to the Granted Units until such time as the Company delivers to the Participant the shares of Common Stock in settlement of the Granted Units, as described in Section 4.

(c) Plan and Defined Terms. This award is granted under and subject to the terms of the Comverse, Inc. 2012 Stock Incentive Compensation Plan (the “Plan”), which is incorporated herein by reference. Capitalized terms used herein and not defined in the Agreement shall have the meaning set forth in the Plan.

(d) Participant Undertaking. The Participant agrees to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

SECTION 2. NO TRANSFER OR ASSIGNMENT OF AWARD.

This Award and the rights and privileges conferred hereby shall not be sold, pledged or otherwise transferred (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment, levy or similar process; provided, however, that the Participant shall be permitted to transfer this award, in connection with his or her estate plan, to the Participant’s spouse, siblings, parents, children and grandchildren or a charitable organization that is exempt under Section 501(c)(3) of the Code or to trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entities owned solely by such persons, including trusts for such persons or to the Participant’s former spouse in accordance with a domestic relations order.

SECTION 3. VESTING; TERMINATION OF SERVICE.

(a) Vesting. This award shall vest in accordance with the schedule set forth on the Notice of Grant (each, a “Vesting Date”).

(b) Termination of Continuous Service. The unvested portion of the award shall be forfeited as of the date (the “Termination Date”) that the Participant actually ceases to provide services to the Company or an Affiliate in any capacity of Employee, Director or Consultant (irrespective of whether the Participant continues to receive severance or any other continuation payments or benefits after such date) for any reason (such cessation of the provision of services by Participant being referred to as “Service Termination”). A Service Termination shall not occur and Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Subsidiary or Affiliate, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Subsidiary or Affiliate in any capacity of Employee, Director or Consultant.

SECTION 4. SETTLEMENT OF GRANTED UNITS.

Settlement Amount. Subject to Section 5, the Company shall deliver to the Participant on each Vesting Date a number of shares of Common Stock equal to the aggregate number of Granted Units that vest as of such date; provided, however, that no shares of Common Stock will be issued in settlement of this award unless the issuance of shares complies with all relevant provisions of law and the requirements of any stock exchange upon which the shares of Common Stock may then be listed. No fractional shares of Common Stock will be issued. The Company will pay cash in respect of fractional shares of Common Stock.

SECTION 5. WITHHOLDING REQUIREMENTS. The Participant shall make arrangements satisfactory to the Company to enable it to satisfy all such withholding requirements in respect of any delivery to the Participant of shares of Common Stock pursuant to Section 4 hereof.

SECTION 6. ADJUSTMENT OF GRANTED UNITS.

If there shall be any change in the Common Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spinoff, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends), any extraordinary dividend, distribution of cash or other assets to Shareholders of the Company, in order to prevent dilution or enlargement of participants’ rights under the Plan, the Committee shall adjust, in an equitable manner, the number and kind of shares that will be paid to the Participant upon settlement of the Granted Units.

SECTION 7. MISCELLANEOUS PROVISIONS.

(a) No Retention Rights, No Future Awards. Nothing in this award or in the Plan shall confer upon the Participant any right to any future Awards and to continue in Continuous Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Continuous Service at any time and for any reason, with or without cause.

(b) Award Unfunded. The Granted Units represent an unfunded promise. The Participant’s rights with respect to the Granted Units are no greater than the rights of a general unsecured creditor of the Company.

(c) Notice. Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express (or other similar overnight service) or by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Participant the address that he or she most recently provided in writing to the Company.

(d) Entire Agreement. This Agreement, the Notice of Grant and the Plan constitute the entire contract between the parties hereto with regard to the Granted Units. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(e) Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(f) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(g) Section 409A. The following shall only be applicable if the Participant is subject to taxation in the United States or the Participant is otherwise subject to Section 409A:

(i) If any Granted Units (any payment in lieu thereof), shares of Common Stock in respect thereof or other benefit provided by the Company to the Participant pursuant to this Agreement and in connection with the Participant’s Service Termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Participant is a specified employee as defined in Section 409A(2)(B)(i) as of the date of such Service Termination, no part of such Granted Units (any payment in lieu thereof), shares of Common Stock in respect thereof or other benefit shall be delivered or paid before the day that is six (6) months plus one (1) day after the date of such Service Termination (the “New Payment Date”). The aggregate of any Granted Units (any payment in lieu thereof), shares of Common Stock in respect thereof or other benefit that otherwise would have been delivered or paid to the Participant during the period between the date of Service Termination and the New Payment Date shall be delivered or paid to the Participant in a lump sum on such New Payment Date. Thereafter, any delivery or payments that remain outstanding as of the date immediately following the New Payment Date shall be delivered or paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the delivery of shares of Common Stock under vested Granted Units (or the payment of any amount in lieu thereof) subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and the regulations promulgated thereunder, and for purposes of any such provision of this Agreement, references to a “Service Termination” or termination or interruption of “Continuous Service” or like terms shall mean separation from service.

(iii) If under this Agreement, an amount is paid or delivered in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

(iv) Anything to the contrary herein or in the Plan notwithstanding, neither the Company or any of its Subsidiaries or Affiliates or any of their respective employees, directors, officers, agents or representatives nor any member of the Committee shall have any liability to a Participant or otherwise with respect to the failure of the Plan, the Granted Units or the Award Agreement to comply with Section 409A.

(h) Headings. Section and sub-section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

(i) Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

SECTION 8. RESTRICTIVE COVENANTS.

(a) Confidentiality. The Participant shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company or an Affiliate, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which he or she acquires during the period of employment, including, without limitation, records kept in the ordinary course of business, except (i) as such disclosure or use may be required or appropriate in connection with his or her work as an employee of the Company or an Affiliate, (ii) when required to do so by a court of law, governmental agency or administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him or her to divulge, disclose or make accessible such information or (iii) as to such confidential information that becomes generally known to the public or trade without his or her violation of this Section 7(a). The Participant hereby sells, assigns and transfers to the Company all of his or her right, title and interest in and to all inventions, discoveries, improvements and copyrightable subject matter (the “Rights”) that, during his or her employment, are made or conceived by him or her, alone or with others, and that relate to the Company or an Affiliate’s present business or arise out of any work he or she performs or information he or she receives regarding the business of the Company or an Affiliate while employed by the Company or an Affiliate. The Participant shall fully disclose to the Company or an Affiliate as promptly as possible all information known or possessed by him or her concerning the Rights, and upon request by the Company or an Affiliate and without any further compensation in any form to him or her by the Company or an Affiliate, but at the expense of the Company or an Affiliate, execute all applications for patents and copyright registrations, assignments thereof and other applicable instruments and do all things that the Company or an Affiliate may reasonably deem necessary to vest and maintain in it the entire right, title and interest in and to all such Rights. Participant hereby agrees that prior to or immediately following his or her termination of employment he or she shall return all Company property in his or her possession (and signing a written acknowledgement to this effect), including but not limited to all computer software, computer access codes, laptops, cell phone, Blackberries, keys and access cards, credit cards, vehicles, telephones, office equipment and all copies (including drafts) of any documentation or information (however and wherever stored) relating to the business of the Company or an Affiliate.

(b) Non-compete; Non-solicitation. For and in consideration of the compensation to be paid by the Company pursuant to the terms hereof, and in recognition of the fact that the Participant will have access to confidential information and other valuable rights of the Company or an Affiliate, the Participant covenants and agrees that he will not, at any time during his employment with the Company or an Affiliate and for a period of twelve (12) months thereafter, directly or indirectly, engage in any business or in any activity related to the development, sale, production, manufacturing, marketing or distribution of products or services that are in competition with products or services that the Company, its parent company or any of their subsidiaries (in the case of other subsidiaries of the parent company, to the extent Participant has had access to Confidential Information of such subsidiaries) produces, sells, manufactures, markets, distributes or has interest in, in any state or foreign country in which the Company, its parent company or any of their subsidiaries (in the case of other subsidiaries of the parent company, to the extent Participant has had access to Confidential Information of such subsidiaries) then conducts business or reasonably has plans to conduct business. It is not the intent of this covenant to bar the Participant from employment in any company whose general business is the manufacture of communications equipment or delivery of communications services, only to limit specific and direct competition with the Company. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Participant from being an investor in securities of a competitor listed on a national securities exchange or actively traded over-the-counter so long as such investments are in amounts not significant as compared to his total investments or to the aggregate of the outstanding securities of the issuer of the same class or issue of the specific securities involved. The Participant further agrees that during his employment by the Company or an Affiliate and for a period of twelve (12) months thereafter, the Participant shall not, directly or indirectly, induce, attempt to induce, or aid others in inducing, an exempt employee of the Company or an Affiliate to accept employment or affiliation with another firm or corporation engaging in such business or activity of which the Participant is an employee, owner, partner or consultant.

(c) Scope. The Company and the Participant agree that the duration and geographic scope of the Restrictive Covenant provision set forth in this Section 7 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Company and the Participant agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Company and the Participant intend that this provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

SECTION 9. CLAW BACK.

If a Participant violates the requirements of Section 7 of this Agreement, then in addition to all remedies in law and/or equity available to the Company, Participant shall forfeit all unvested Granted Units and vested Granted Units for which delivery of the underlying shares of Common Stock has not occurred. In addition, with respect to Granted Units for which shares of Common Stock were previously issued to the Participant pursuant to Section 4 hereof, the Participant shall immediately pay to the Company the Fair Market Value of such Common Stock on the date(s) such Granted Units vested, without regard to any taxes that may have been deducted from such amount.

SECTION 10. DEFINITIONS.

(a) “Affiliate” shall mean (i) any entity other than the Subsidiaries in which the Company has a substantial direct or indirect equity interest, as determined by the Board, and (ii) any Subsidiary.

(b)	“Agreement” shall mean this Deferred Stock Award Agreement.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

(d)	“Grant Date” shall have the meaning described in Section 1(a) of this Agreement.

(e)	“Granted Units” shall have the meaning described in Section 1(a) of this Agreement.

(f)	“Participant” shall have the meaning described in Section 1(a) of this Agreement.

(g)	“Plan” shall have the meaning described in Section 1(c) of this Agreement.

(h) “Section 409A” shall mean Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof.

(i)	“Service Termination” shall have the meaning described in Section 3(b) of this Agreement.

(j)	“Termination Date” shall have the meaning described in Section 3(b) of this Agreement.

(k)	“Vesting Date” shall have the meaning described in Section 3(a) of this Agreement.

SECTION 11. ACKNOWLEDGEMENT.

This Award has been granted in replacement of the Deferred Stock Unit Award previously granted to the Participant under the Comverse Technology, Inc. 2011 Stock Incentive Compensation Plan or a predecessor plan (each, a “CTI Plan”), pursuant to a Deferred Stock Unit Award Agreement under a CTI Plan (the “Prior Award”). This Award is granted in replacement of the Prior Award based upon the action of the Committee of CTI as authorized under the CTI Plan to make adjustments to outstanding awards in connection with a spin-off transaction involving the Company. In accepting this Award, the Participant understands and acknowledges that the Participant’s rights under this Award are in full satisfaction of the Participant’s rights to the outstanding portion of the Prior Award, which is hereby cancelled and superseded.

***************************************